Exhibit 99.3

On January 1, 2017, Spartan Motors USA, Inc., a wholly-owned subsidiary of Spartan Motors, Inc. (the “Company” or “Spartan”), completed its acquisition of essentially all of the assets and certain liabilities of Smeal Fire Apparatus Co., Smeal Properties, Inc., Ladder Tower Co., and U.S. Tanker Co. (collectively, “Smeal”) pursuant to an Asset Purchase Agreement dated December 12, 2016 (the “Purchase Agreement”). The assets acquired consist of the assets used by Smeal in the operation of its business designing, manufacturing, and distributing vehicles, components, and apparatus for the fire service industry.

The following Unaudited Pro Forma Condensed Combined Financial Information was prepared using the purchase method of accounting, with Spartan Motors, Inc. being the acquiring entity, and reflects estimates and assumptions deemed appropriate by Company management to give effect to the acquisition as if it had been completed effective December 31, 2016, with respect to the Unaudited Pro Forma Condensed Combined Balance Sheet, and as of January 1, 2016, with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations.

The historical financial statements have been adjusted to give effect to pro forma events that are directly attributable to the acquisition and the long-term debt incurred by the Company at the time of the acquisition. The adjustments are factually supportable and, with respect to the Unaudited Pro Forma Condensed Combined Statements of Operations, are expected to have a continuing impact on the results of the Company after the acquisition. The purchase price allocation reflected in the following Unaudited Pro Forma Combined Condensed Financial Statements is preliminary in nature as the final, actual purchase price and certain valuations have not been finalized. The final purchase price and the final purchase price allocation may differ materially from the preliminary amounts utilized in the following Unaudited Pro Forma Condensed Combined Financial Statements, although these amounts represent management’s current best estimate of fair value. The pro forma adjustments are described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, the separate historical financial statements of Spartan Motors, Inc. included in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on March 3, 2017, and the separate historical financial statements of Smeal Fire Apparatus Co. and Subsidiaries included within this report as Exhibit 99.1 for the years ended December 31, 2016 and 2015 and 99.2 for the six months ended December 31, 2014 and the year ended June 30, 2014.

The Pro Forma Condensed Combined Financial Statements are unaudited, presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations that actually would have been realized had the acquisition been completed on the dates indicated above. Additionally, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial condition or results of operations of the combined company, and do not include the effects of potential operating synergies or cost savings related to the acquisition. Additionally, management has not completed a full evaluation of Smeal’s accounting and business practices, and any changes identified may impact the future combined operating results.

Unaudited Pro Forma Condensed Combined Balance Sheet

(amounts in thousands, except per share data)

	Historical		Pro Forma
	Spartan	Smeal			Combined
	December 31,	December 31,			December 31,
	2016	2016	Adjustments		2016
ASSETS
Current assets:
Cash and cash equivalents	$32,041	$3,825	$-		$35,866
Accounts receivable, net	65,441	822	5,835	A	64,602
			(99)	B
			(7,397)	C
Inventories	58,896	45,535	(5,498)	A	103,824
			9,527	D
			(4,636)	E
Income taxes receivable	1,287	-	-		1,287
Other current assets	4,526	1,141	(78)	A	5,429
			(160)	F
Total current assets	162,191	51,323	(2,506)		211,008

Property, plant and equipment, net	53,116	6,805	(762)	G	59,159
Goodwill	15,961	1,097	(1,097)	H	25,183
			9,222	H
Intangible assets, net	6,385		3,900	I	10,285
Other assets	2,331	80	-		2,411
Net deferred tax asset	3,310	-			3,310
TOTAL ASSETS	$243,294	$59,305	$8,757		$311,356

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$31,336	$11,006	$226	A	$35,171
			(7,397)	C
Accrued warranty	19,334	500	1,400	J	21,234
Accrued compensation and related taxes	13,188	1,458	-		14,646
Deposits from customers	16,142	27,982	(2,260)	A	41,864
Other current liabilities and accrued expenses	7,659	1,400	(1,043)	K	7,971
			(45)	A
Current portion of long-term debt	65	2,600	(2,600)	L	65
Total current liabilities	87,724	44,946	(11,719)		120,951

Other non-current liabilities	2,544	125	2,370	M	4,879
			(160)	F
Long-term debt, less current portion	74	-	32,500	N	32,574
Total liabilities	90,342	45,071	22,991		158,404

Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-			-
Common stock, $0.01 par value; 40,000 shares authorized; 34,383 and 34,271 outstanding	344	4	(4)	O	344
Additional paid in capital	76,837	269	(269)	O	76,837
Retained earnings	76,428	13,961	(13,961)	O	76,428
Total Spartan Motors, Inc. shareholders’ equity	153,609	14,234	(14,234)		153,609
Non-controlling interest	(657)				(657)
Total shareholders' equity	152,952	14,234	(14,234)		152,952
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$243,294	$59,305	$8,757		$311,356

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(amounts in thousands, except per share data)

	Historical		Pro Forma
	Spartan Motors, Inc.	Smeal Fire Apparatus Co., Inc.	Adjustments		Combined
Revenue	$590,777	$94,636	$(30,748)	P	$656,292
			1,627	Q
Cost of products sold	518,113	90,951	(30,748)	P	579,589
			1,606	Q
			(453)	R
			644	S
			(524)	T
Restructuring charges	136	-	-		136
Gross profit	72,528	3,685	354		76,567
Selling, general and administrative	62,944	8,386	(132)	U	69,958
			(742)	R
			384	S
			(882)	V
Restructuring charges	959	-	-		959
Total operating expenses	63,903	8,386	(1,372)		70,917
Operating income (loss)	8,625	(4,701)	1,726		5,650
Interest expense and other	78	(159)	288	W	(491)
			(698)	X
Income (loss) before income taxes	8,703	(4,860)	1,316		5,159
Taxes	100	-	102	Y	202
Net earnings (loss)	8,603	(4,860)	1,214		4,957
Less: net earnings (loss) attributable to non-controlling interest	(7)	-	-		(7)
Net earnings (loss) attributable to Spartan Motors, Inc.	$8,610	$(4,860)	$1,214		$4,964
Basic and diluted net earnings (loss) per share	$0.25				$0.14
Basic and diluted weighted average common shares outstanding	34,405				34,405

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

(dollar amounts in thousands)

Note 1 Description of the Transaction and Basis of Presentation

On January 1, 2017, Spartan Motors USA, Inc., a wholly-owned subsidiary of Spartan Motors, Inc. (the “Company”), completed its acquisition of essentially all of the assets and certain liabilities of Smeal Fire Apparatus Co., Smeal Properties, Inc., Ladder Tower Co., and U.S. Tanker Co. (collectively, “Smeal”) pursuant to an Asset Purchase Agreement dated December 12, 2016 (the “Purchase Agreement”). The assets acquired consist of the assets used by Smeal in the operation of its business designing, manufacturing, and distributing vehicles, components, and apparatus for the fire service industry.

The consideration paid by the Company at closing consisted of $32,497 paid in cash and the forgiveness of certain liabilities owed by Smeal to the Company in the amount of $7,397. Pursuant to the Purchase Agreement, the consideration is subject to a final working capital adjustment. In addition, pursuant to the Purchase Agreement, the Company will be required to make a subsequent tax gross-up payment, which is not expected to exceed $2,400.

Smeal has been a significant chassis customer of the Company. The price paid pursuant to the Purchase Agreement was the subject of arm's length negotiation between Smeal and the Company.

The cash consideration was funded primarily through borrowings from the Company’s existing $100,000 line of credit, as set forth in the Second Amended and Restated Credit Agreement, dated as of October 31, 2016, by and among the Company and its affiliates, as borrowers; certain lenders; Wells Fargo Bank, National Association, as Administrative Agent; and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner.

The aggregate cost of the acquisition was approximately $42,264, inclusive of the fair value of potential estimated additional contingent consideration related to a tax gross-up payment. We have allocated the aggregate purchase price to Smeal’s net tangible and identifiable intangible assets based on their estimated fair values. The excess of the aggregate cost over the net estimated fair value of the tangible and identifiable intangible assets and liabilities assumed will be recorded as goodwill. The purchase price allocation reflected in the Unaudited Pro Forma Combined Condensed Financial Statements is preliminary in nature as the final, actual purchase price and certain valuations have not been finalized. The final purchase price and the final purchase price allocation may differ materially from the preliminary amounts utilized in the following Unaudited Pro Forma Condensed Combined Financial Statements, although these amounts represent management’s current best estimate of fair value. Below is a summary of the allocation of the aggregate cost of the acquisition:

Cash	$3,825
Accounts receivable	6,558
Inventory	44,928
Other current assets	903
Property, plant and equipment	6,043
Intangible assets	3,900
Goodwill	9,222
Other assets	80
Total assets acquired	75,459

Accounts payable	3,861
Customer prepayments	25,722
Other liabilities	3,612
Total liabilities assumed	33,195

Total fair value of net assets acquired	42,264
Less cash acquired	(3,825)
Total consideration, less cash acquired	$38,439

The acquired intangible assets consist of a trade name and unpatented technology, with estimated fair values of $2,400 and $1,500, respectively, at January 1, 2017. The unpatented technology will be amortized over its estimated useful life of 10 years. The trade name was determined to have an indefinite life and therefore is not amortizable.

Note 2 Pro Forma Adjustments

The pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements, including certain adjustments that were made to the historical presentation of Smeal to conform to the financial statement presentation and accounting policies of Spartan, are as follows:

Balance Sheet

A

Represents adjustment of historical Smeal inventory, accounts receivable, accounts payable and deposits from customers to align with Spartan’s revenue recognition policy. Spartan considers title and risk of loss to have passed, and revenue to be recognizable, when the product has passed customer inspection and has been delivered to the customer. Smeal considered title to have passed, and revenue to be recognizable, only when the manufacturer’s statement of origin was issued to the customer, which was generally upon receipt of payment in full for the product.

B	Represents the elimination of historical Smeal accounts receivable that were not acquired.
C	Represents the elimination of historical Smeal payable to Spartan Motors USA, Inc.
D	Represents the elimination of historical Smeal LIFO inventory reserve to align with Spartan’s accounting policy as Spartan does not utilize LIFO.
E	Represents the adjustment of historical Smeal inventories to estimated fair value.
F	Represents the elimination of historical Smeal asset and liability related to deferred compensation and other that were excluded from the acquisition.
G	Represents adjustment of historical Smeal property, plant, and equipment to estimated fair value.
H	Represents the elimination of historical Smeal goodwill of $1,097 and the estimated additional goodwill from the purchase price allocation of $9,222.
I	Represents the adjustment to estimated fair value of intangible assets separately identifiable from goodwill as of the acquisition date.
J	Represents adjustment of historical Smeal warranty liability to estimated fair value.
K	Represents adjustment of historical Smeal Accrued compensation and related taxes for health insurance and other liabilities not assumed in the acquisition.
L	Represents the retirement of Smeal's bank debt as part of the asset acquisition.
M	Represents the estimated fair value of the contingent liability to the former owners of Smeal.
N	Represents borrowings under Spartan's credit agreement to fund the Smeal acquisition.
O	Represents the elimination of Smeal's historical shareholders' equity.

Statement of Operations

P	Adjustment to eliminate Spartan chassis sales to Smeal. Sales of chassis to Smeal, which was previously a third party customer, become intercompany sales as a result of the acquisition.
Q

Adjustment to historical Smeal revenue recognition to align with Spartan’s accounting policies. Spartan considers title and risk of loss to have passed, and revenue to be recognizable, when the product has passed customer inspection and has been delivered to the customer. Smeal considered title to have passed, and revenue to be recognizable, only when the manufacturer’s statement of origin was issued to the customer, which was generally upon receipt of payment in full for the product.

R	Adjustment to reverse Smeal historical depreciation and amortization expense.
S	Adjustment to add depreciation expense relating to estimated fair value of acquired assets over their remaining useful lives.
T	Impact of adjusting LIFO inventory to FIFO to align with Spartan’s accounting policy as Spartan does not utilize LIFO.
U	Reversal of 2016 Smeal accrual for severance as excluded from the acquisition.
V	Reversal of acquisition expenses incurred in 2016, which are not ongoing expenses.
W	Reversal of interest expense incurred by Smeal (net of interest income).
X	Addition of interest expense on borrowing to fund acquisition (at rates in effect January through December 2016).
Y	Income tax impact of Smeal acquisition when consolidated with Spartan Motors, Inc.